UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

November 27, 2012

Date of Report (date of Earliest Event Reported)

VELATEL GLOBAL COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

NEVADA	000-52095	98-0489800
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

5950 La Place Court, Suite 160, Carlsbad, CA 92008

(Address of principal executive offices and zip code)

(760) 230-8986

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Stock Purchase Agreement

On November 27, 2012, VelaTel Global Communications, Inc., a Nevada corporation and the registrant responsible for the filing of this Form 8-K (“Company”), through its wholly owned subsidiary Gulfstream Capital Partners Limited, a Seychelles corporation (“Buyer”), entered into a Stock Purchase Agreement (“SPA”) with China Motion Telecom International Limited (“Listco”), Listco’s wholly owned subsidiary China Motion Holdings Limited (“Holdings”), and Holdings’ 95% subsidiary ChinaMotion InfoServices Limited (“CMInfo”) (Holdings and CMInfo collectively, “Seller”) to acquire 100% of the capital stock of China Motion Telecom (HK) Limited (“CMTHK”). The material terms of the SPA are as follows (defined terms are as set forth in the SPA, except the SPA defines CMTHK as “Company”):

1.                  In exchange for a total purchase price (“Purchase Price”) of HK$45,000,000 (which equates to approximately US$5,806,000 based on the current exchange rate between Hong Kong dollars and U.S. dollars), Buyer shall purchase 100% of the capital stock of CMTHK that shall be issued and outstanding as of Closing (“MVNO Stock”).

2.                  The capital stock of CMTHK currently consists of 1,000,000 ordinary shares with a par value of HK$1.00 each. However, prior to Closing, Seller shall cause the net balance of all loans and advances owed between CMTHK and Seller (“Shareholder Loans”) to be capitalized and converted to capital stock of CMTHK that will be included in the MVNO Stock to be purchased by Buyer in exchange for the Purchase Price.

3.                  The Purchase Price is payable as HK$4,500,000 (approximately US$580,600), which Buyer shall deliver to an escrow agent within 15 business days of November 27, 2012 (“Buyer’s Deposit”), and the remaining balance of HK$40,500,000 (approximately US$5,225,400) to be delivered to Seller at Closing (along with release of Buyer’s Deposit from escrow), in exchange for delivery of the MVNO Stock to Buyer. The Purchase Price is subject to adjustment to net out the balances, as reflected on the books of CMTHK, of all cash, accounts receivable, other receivables, inventory, and prepayments to others against the balances of all accounts payable, accruals and other payable, and advance income received. The first adjustment shall occur and shall be paid or credited at Closing based on the net balance as reflected on the books of CMTHK for the month ending immediately before Closing, which shall exclude the balance of the Shareholder Loans. A second adjustment shall occur 4 months following Closing, using the same method.

4.                  Closing is contingent upon compliance with the Listing Rules of the Hong Kong Stock Exchange, upon which the shares of Listco are listed. Such compliance includes obtaining approval of the transaction by the shareholders of Listco. However, because Listco has already secured written consent to the transaction from a majority of Listco’s shares, no shareholder meeting is required, only the publication of a circular. Closing is also contingent upon consent or approval of any other third parties that may be required, which includes certain government agencies through which CHTHK holds licenses. The parties have set an outside Closing Date of January 31, 2013, or such other time as may be mutually agreed.

5.                  If Buyer’s fails or is unable to timely close the transaction by the Outside Closing Date, Buyer’s Deposit shall be released to Seller as Seller’s sole remedy. If Seller fails or is unable to timely close the transaction by the Outside Closing Date, Buyer’s Deposit shall be released to Buyer and Seller shall pay to Buyer an additional sum equal to Buyer’s Deposit as Buyer’s sole remedy.

6.                  For a period of one year following Closing, Seller shall assist Buyer with managing relationships between the Company and key suppliers and customers by assigning an executive representative of Seller who has significant past experience managing those relationships on behalf of the Company.

7.                  Each party makes certain representations and warranties regarding their respective corporate status and authority, and Seller regarding the financial status of CMTHK and its past operations, all upon terms the Company believes are standard in transactions of this nature. The maximum aggregate damages Buyer may recover for one or more breach of Seller’s representations and warranties is 70% of the Purchase Price. Any such claim must be brought no later than 24 months after Closing. The SPA is governed under Hong Kong law and any disputes shall be resolved through arbitration conducted in Hong Kong.

A complete copy of the SPA is attached to this Form 8-K as Exhibit 10.1.

Corporate Guaranty

Also on November 27, 2012, the Company issued a corporate guaranty (“Guaranty”), unconditionally and irrevocably guaranteeing to Seller each and every obligation of Buyer under the SPA.

A complete copy of the Guaranty is attached to this Form 8-K as Exhibit 10.2.

Item 8.01 Other Events

On November 27, 2012, the Company issued a press release describing the acquisition of CMTHK pursuant to the SPA.

A complete copy of the press release is attached to this Form 8-K as Exhibit 99.1.

Item 9.01 Exhibits

10.1	Stock Purchase Agreement between China Motion Telecom International Limited, China Motion Holdings Limited, ChinaMotion InfoServices Limited, collectively on the one part, and Gulfstream Capital Partners, Ltd. on the other part

10.2	Corporate Guaranty of VelaTel Global Communications, Inc.

99.1	Press release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

[Insert Company Name]

Date: November 27, 2012	By:	/s/ George Alvarez
Name: George Alvarez Title: Chief Executive Officer

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